UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 26, 2011

Brookline Bancorp, Inc.

(Exact name of registrant as specified in its charter)

Commission file number: 0-23695

Delaware	04-3402944
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

160 Washington Street, Brookline, MA 02447-0469

(Address of principal executive offices, including zip code)

(617) 730-3500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On July 26, 2011, Julie A. Gerschick agreed to join Brookline Bancorp, Inc. (the “Company”) as Chief Financial Officer and Treasurer (and, in such capacities, the principal financial officer and principal accounting officer of the Company), succeeding Paul R. Bechet who will be retiring from the Company.   Mr. Bechet will continue to serve in such roles through August 9, 2011, and thereafter will remain with the Company for an orderly transition through early 2012.

Ms. Gerschick, age 54, has served as President of The Andover Group, Inc., a specialized consulting firm that provides advisory services to large and mid-sized financial institutions, the Federal Home Loan Bank, and other companies, since founding the firm in 1996.  In addition, Ms. Gerschick has worked as Senior Vice President for Great Lakes Bancorp (from 1992 to 1994), as an audit and consulting partner with KPMG (from 1989 to 1992), and as a fellow at the Federal Home Loan Bank Board (from 1987 to 1989).

Ms. Gerschick will be paid an annual base salary of $250,000, and she will be eligible to participate in the Company’s 2011 annual incentive program at an annual target rate equal to 50% of her base salary.  Ms. Gerschick also will receive a $25,000 signing bonus.  It is expected that Ms. Gerschick will receive an award of 7,500 shares of restricted stock.  One-half of these shares will vest over a three-year period, while the remaining shares will vest based upon the performance of the Company relative to its named peer group through 2014.

In addition, the Company intends to enter into a Change in Control Agreement with Ms. Gerschick in substantially the form provided to other officers of the Company.  The Change in Control Agreement will provide certain benefits in the event of a change in control of the Company or Brookline Bank (the “Bank”).  The Change in Control Agreement will be for a term of one year and, commencing on each anniversary date, the Board of Directors may extend the agreement for an additional year.  Following a “change in control” of the Company or the Bank (as defined in the Change in Control Agreement), Ms. Gerschick will be entitled to a payment if her employment is involuntarily terminated during the term of the Change in Control Agreement, other than for “cause” (as defined), or if she voluntarily terminates her employment during the term as a result of a demotion, loss of title, office or significant authority, reduction in annual compensation or benefits, or relocation of her principal place of employment by more than 30 miles from its location immediately prior to the change in control.  In such case, Ms. Gerschick would receive a cash payment equal to her annual base salary and the cash incentive paid to her for the preceding year.  In addition to the cash severance payment, Ms. Gerschick would receive life, health and dental coverage for a period of up to 12 months from the date of termination.  Payments under the Change in Control Agreement will be limited so that they will not constitute an excess parachute payment under Section 280G of the Internal Revenue Code.

Item 9.01 Financial Statements and Exhibits

(d)            Exhibits

Exhibit No.	Description
99.1	Press Release issued by Brookline Bancorp, Inc. on July 26, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 28, 2011	Brookline Bancorp, Inc.

	By:	/s/ Paul R. Bechet
Paul R. Bechet
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release issued by Brookline Bancorp, Inc. on July 26, 2011